Exhibit 99.1

STORE Capital Declares Fourth Quarter 2018 Dividend

SCOTTSDALE, Ariz., December 17, 2018--STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it has declared a regular quarterly cash dividend on its common stock of $0.33 per share for the fourth quarter ending December 31, 2018. The dividend will be paid on January 15, 2019 to STORE Capital stockholders of record as of the close of business on December 31, 2018.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 2,000 property locations, substantially all of which are profit centers, in 49 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Investor and Media Contacts:

Financial Profiles, Inc.
Moira Conlon, 310-622-8220
Tricia Ross, 310-622-8226
STORECapital@finprofiles.com

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